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GQG Partners LLC

Code of Ethics

APRIL 1, 2022

Appendix B – Code of Ethics

I.	PROFESSIONAL STANDARDS

Employees, officers, and directors (excluding independent directors) are deemed to be GQG “Supervised Persons”1, as well as any other person determined by the Chief Compliance Officer (“CCO”) in the CCO’s sole discretion, and thus are subject to the policies and procedures contained within this Code of Ethics. Supervised Persons may include temporary employees, contract workers, consultants or other third-parties. Supervised Persons must act in an ethical and professional manner. GQG has adopted this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures relating to personal trading by Supervised Persons.

A.

All Supervised Persons must at all times reflect the professional standards expected of persons in the investment advisory business. These standards require all Supervised Persons to be judicious, accurate, objective and reasonable in dealing with both clients and other parties.

B.	All Supervised Persons must act within the spirit and the letter of the federal, state and local laws and regulations pertaining to investment advisers and the general conduct of business.

C.

At all times, the interests of GQG’s Clients are paramount, and all Supervised Persons will place the interests of GQG’s Clients ahead of any personal interests or the Firm’s, except as may otherwise be approved or disclosed to Clients. Accordingly, personal transactions in securities by Supervised Persons must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of GQG’s Clients. Likewise, Supervised Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with GQG at the expense of Clients, or that otherwise bring into question the person’s independence or judgment.

D.

GQG has adopted Insider Trader Policies, which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material non-public information by Supervised Persons. The Insider Trading Policies are a part of this Code of Ethics.

E.

GQG has adopted Personal Trading Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent Supervised Persons from taking advantage of, or even appearing to take advantage of, their fiduciary relationship with our Clients. The Personal Trading Policies are a part of this Code of Ethics.

F.

GQG has adopted an FCPA Policy to ensure compliance by Supervised Persons with the Foreign Corrupt Practices Act (the “FCPA”), and maintenance of the highest level of professional and ethical standards in the conduct of the Firm’s business affairs. The FCPA policy is an additional document that employees must review and acknowledge.

G.	Supervised Persons will not accept compensation for services from outside sources without the specific permission of GQG’s CCO or their designee.

H.	Supervised Persons will not accept any gift or entertainment from any party that provides or that seeks to provide securities or commodities brokerage or counterparty services to GQG.

[1]

All Supervised Persons are considered Access Persons. “Access Persons” are any Supervised Persons who have access to non-public information regarding client transactions or reportable fund holdings, make securities recommendations to clients or have access to such recommendations that are non-public, and, for most advisers, all officers, directors and partners.

I.	When any Supervised Persons face a conflict between their personal interest and the interests of Clients, they will report the conflict to GQG’s CCO for instruction regarding how to proceed.

J.

The recommendations and actions of GQG are confidential and private matters. Accordingly, it is GQG’s policy to prohibit, prior to general public release, the transmission, distribution or communication of any information regarding securities transactions of Client accounts to third parties, except when the Firm has a legitimate business purpose for doing so, and the recipients are subject to a duty of confidentiality. Further, the Firm will only make such disclosures if, in GQG’s opinion, it is in the best interest of the Firm’s Clients.

In addition, no information obtained during employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with GQG, without the prior written approval of the CCO, or their designee.

K.

The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all Supervised Persons. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics.

II.	INSIDER TRADING & MATERIAL NON-PUBLIC INFORMATION

A.	Overview and Purpose

The purpose of the policies and procedures in this Section II (the “Insider Trading Policies”) is to detect and prevent “insider trading” by any person associated with GQG. The term “insider trading” is not defined in the securities laws, but generally refers to the use of material, non-public information (“MNPI”) to trade in securities or the communication of MNPI information to others.

B.	General Policy

1.	Prohibited Activities

All Supervised Persons are prohibited from the following activities:

a	trading or recommending trading in securities for any account (personal or Client) while in possession of MNPI about the issuer of the securities; or

b	communicating MNPI about any issuer of securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

2.	Identification of Material, Non-Public Information

GQG will conduct monitoring or periodic testing in an effort to identify any MNPI of which the firm becomes aware. Monitoring includes written electronic communications surveillance and may include targeted reviews of candidates seeking a role who may provide writing samples.

3.	Reporting of MNPI

Any Supervised Person who possesses or believes that she/he may possess MNPI about any issuer of securities (other than GQG Partners Inc.) must:

a	report the matter immediately to the CCO or designee who will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual;

b	refrain from trading the securities of or derivatives related to any company about which the reporting individual may possess MNPI,

c	refrain from discussing any potentially MNPI with anyone, including colleagues, except as directed by the CCO or General Counsel; and

d	refrain from conducting research, trading, or other investment activities regarding a security for which the Supervised Person may have MNPI until the CCO dictates an appropriate course of action.

C.	Material Information, Non-Public Information, Insider Trading and Insiders

1.	Material Information. “Material information” generally includes:

a	any information that a reasonable investor would likely consider important in making an investment decision; or

b

any information that is reasonably certain to have a substantial effect on the price of a company’s securities. Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

2.

Non-Public Information. Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation, including the online versions would be considered public.

3.

Insider Trading. While the law concerning “insider trading” is not static and varies from country to country, in the United States, it generally prohibits: (1) trading by an insider while in possession of MNPI; (2) trading by non-insiders while in possession of MNPI, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating MNPI to others. In other countries, insider trading laws may prohibit any trading on MNPI, no matter how obtained. GQG may be subject to those other laws in the normal course of its business, so it is best not to trade when in possession of MNPI, unless the CCO explicitly permits the activity.

4.

Insiders. The concept of “insider” is broad and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with GQG may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

D.	Penalties for Insider Trading

The legal consequences for trading on or communicating MNPI are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include: civil injunctions, jail sentences, revocation of applicable securities-related registrations and licenses, fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and fines for the employee or other controlling person of up to the greater of US$1,000,000 or three times the amount of the profit gained or loss avoided. In addition, GQG’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

E.	Trading Restricted List

Based on the facts and circumstances, the CCO, generally in consultation with General Counsel, may determine that knowing a company’s potential inside information requires the Firm to restrict trading activity in securities issued by the company for a period of time. The company name will be placed on the restricted list and the trade order management platform to prevent trading in the name. The name will be removed from the list at such time that MNPI is announced by the company, otherwise in the public domain or sufficient time has passed (e.g., after a subsequent earnings announcement that does not mention the MNPI).

III.	GENERAL PERSONAL TRADING POLICIES

A.	GENERAL PRINCIPLES

The pre-clearance procedures, trading restrictions and reporting requirements in this Section III (the “Personal Trading Policies”) have been approved by the management of GQG. Securities transactions by Supervised Persons in covered accounts, as each of these terms is defined below, must be conducted in accordance with the Personal Trading Policies. In the conduct of any and all personal securities transactions, all Supervised Persons must act in accordance with the following general principles:

1.	the interests of Clients must be placed before personal interests at all times;

2.	no Supervised Person may take inappropriate advantage of his or her position; and

3.	the Personal Trading Policies shall be followed in such a manner as to avoid any actual or potential conflict of interest or any abuse of a Supervised Person’s position of trust and responsibility.

B.	DEFINITIONS

1.

SUPERVISED PERSONS All directors (excluding the independent director), officers and employees of GQG, including part-time employees or persons designated by the CCO, are “Supervised Persons” under the Personal Trading Policies.

2.

COVERED ACCOUNTS A “covered account” under the Personal Trading Policies is any account which has the ability to purchase or sell covered securities as outlined in this policy in which a Supervised Person:

a.	has a direct or indirect interest, including, without limitation, an account of an immediate family member living in the same household; or

b.	has direct or indirect control over purchase or sale of securities.

3.	ADDITIONAL DEFINITIONS

a.

Initial Public Offering” (“IPO”) means any security which is being offered for the first time on a recognized stock exchange and in the United States particularly means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

b.	“Part-time employees” means employees employed on a permanent basis, but obligated to work less than a full (i.e., forty-hour) work week.

c.

“Covered Security” includes stock, shares of closed-end funds, exchange traded funds (“ETFs”), and GQG advised or sub-advised funds, notes, bonds, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants. For the avoidance of doubt, “Covered Security” includes all securities issued by GQG Partners Inc., including common and preferred stock, CHESS depository receipts (“CDIs”), notes and bonds and any derivative of the foregoing.

C.	RESTRICTIONS ON TRADING

Supervised Persons are prohibited from purchasing securities except as set forth below. Generally, supervised persons are not permitted to purchase publicly traded equity or fixed income securities or related derivatives. Any sale of securities in a covered account (for instance, securities acquired before the individual became a Supervised Person or before the account became a covered account or securities acquired through a gift or an inheritance) must be pre-cleared by Compliance.

1.	Permitted Transactions Required to be Pre-cleared

The following transactions by Supervised Persons are permitted, provided that the transaction has been pre-cleared by the Compliance Department in accordance with the procedures set forth in Section D., below. Limited exceptions to the pre-clearance requirements are set forth in sections C.2. – C.5., below.

(a)

Any transaction in shares of GQG advised or sub-advised fund (e.g., a mutual fund, private fund, Australian or Canadian publicly offered fund, SICAV, UCIT, etc.). Shares of GQG advised and sub-advised funds are considered Covered Securities under Section D below.

(b)	Any transaction in any GQG issued security. For additional information please consult the GQG Partners Inc. Securities Dealing Policy.

(c)	As provided below, subject to pre-clearance requirements, transactions in shares of certain ETFs are permissible. Shares of such ETFs are considered Covered Securities under Section D, below.

a.

Transactions in shares of ETFs that are comprised of equity securities are permissible only if the ETF is a “broad-based” ETF. For these purposes, “broad-based” means (i) an ETF that tracks an index or average that provides a substantial representation of a broad segment of the market such as an index fund (which may include leveraged ETFs) or (ii) an active ETF that has at least (50) holdings (which may include, without limitation, long/short ETFs and levered ETFs).

ii.

Transactions in shares of ETFs that invest primarily in (i) securities or other investments that are not subject to pre-clearance requirements under this code (e.g., U.S. Treasury securities) or (ii) “non equity” securities or other investments that are deemed not to present conflicts with investments on behalf of GQG’s clients (e.g., ETFs that invest in fixed income securities or precious metals).

(d)

Any transaction in shares of a closed end fund. Shares of closed end funds are considered Covered Securities under Section D below. (Note: Only transactions in shares of “broad-based” closed end funds are permitted. For these purposes, “broad-based” has the same meaning as described above for broad based ETFs).

(e)

Any transaction in shares, units, or other interests in a privately offered, privately traded, or privately held investment, including private funds (collectively “Limited Offerings”). Such interests are considered Covered Securities under section D below.

(f)

Any sale transaction in a stock or fixed income security acquired prior to being identified as a Supervised Person or inherited or gifted to a Supervised Person. For the avoidance of doubt, purchasing a stock or fixed income security, excluding US Treasuries and GNMAs, is not permitted.

(g)

Any transaction in interests in a variable annuity product issued by an insurance company separate account if such separate account is linked to a fund that is advised or sub-advised by GQG. Such interests are considered Covered Securities under section D below.

2.	Transactions Not Required to be Pre-cleared

All transactions involving the securities below are not subject to any of the Restrictions on Trading and do not require pre-clearance or reporting for either purchases or sales.

(a)	Open-end mutual funds (not closed-end mutual funds) and unit investment trusts that are not advised or sub-advised by GQG.

(b)	Variable annuities issued by an insurance company separate account if such separate account is not linked to a fund that is advised or sub-advised by GQG. .

(c)	Australian or Canadian publicly offered funds that are not advised or sub-advised by GQG.

(d)	UCITS funds that are not advised or sub-advised by GQG.

(e)	United States government securities (i.e., U.S. Treasury bonds and GNMAs).

(f)	Money market instruments (e.g., bankers’ acceptances, Certificates of Deposit, and repurchase agreements).

(g)	Any transaction in cryptocurrency (e.g., digital or virtual currency such as Bitcoin).

3.	Transactions in Delegated Discretion Accounts

Pre-clearance is not required on trades in a covered account over which a Supervised Person has no discretion (except for acquisition of any security in an initial public offering or in a limited offering) if:

a	the Supervised Person provides to the CCO or designee with evidence that investment discretion for the account has been delegated in writing to a fiduciary;

b	the Supervised Person certifies in writing that she/he has not and will not direct, suggest, recommend, or consult on potential specific investment decisions with the independent fiduciary; and

c	the Supervised Person complies with the Reporting Requirements outlined in Section F.

4.	Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting an exemption from the Restrictions on Trading on a case-by-case basis considering the facts and circumstances presented. Any request for such consideration must be submitted by the Supervised Person in writing to the CCO. An exemption will be granted only in those cases in which the CCO determines that granting the request will create no conflict of interest or where the conflict of interest is deemed immaterial. For example, an exemption may be provided for reason of financial hardship where a divestment of company stock that GQG may be trading is determined to be immaterial to the overall trading volume of the security and the divestment reasonably has no impact on the security price. Each exemption to the Restrictions on Trading will be documented and approved by the CCO. Documentation will include the reason the exemption was granted, including a discussion on conflicts.

5.	Electronic Broker Covered Accounts

a.	Supervised Persons hired after June 1, 2022, will be required to maintain all covered accounts at an “Electronic Broker”, approved by the CCO or designee.

i.	An “Electronic Broker” is a broker that transmits security transactions and holding information through an electronic data feed to the Reporting System.

b.	Supervised Persons hired prior to June 1, 2022, that open a new covered account after June 1, 2022, will be required to maintain the covered account at an Electronic Broker.

c.	Limited Offering investments are not required to be maintained at an Electronic Broker.

d.	Supervised Persons seeking an exception to this section must complete an Electronic Broker Exception Request Form.

6.	Supervised Person’s GQG Accounts

To foster an alignment of Supervised Persons’ financial interest with that of Clients, this Code’s Restrictions on Trading do not apply to:

a.

a covered account managed by GQG, to the extent that such account is managed identically to a corresponding unconstrained strategy that GQG offers or manages for other Clients (a “Supervised Person GQG Account”) or

b.

the purchase of interests in any unregistered pooled investment vehicle for which GQG serves as investment adviser (the purchase of which, if part of a limited offering, is specifically approved for all Supervised Persons in accordance with Advisers Act Rule 204A-1(c), as presenting no potential conflicts of interest). Additionally, to prevent an incentive to favor a Supervised Person GQG Account over Client accounts, transactions for Supervised Person GQG Accounts are placed in accordance with the same trade aggregation and allocation procedures that apply to all other Client accounts.

D.	PRE-CLEARANCE PROCEDURES.

The following pre-clearance procedures apply to proposed transactions in Covered Securities by Supervised Persons:

a	The Supervised Person completes and submits a pre-clearance request via BasisCode or, in the event BasisCode is not available, then via a written request to the CCO or designee.

b	The CCO or designee reviews and approves or rejects the request and communicates the decision to the Supervised Person.

c	The date the approval or denial is made is recorded in BasisCode or in the written form.

d	The Supervised Person must complete any approved trade within two (2) business days of the approval date reflected on the Pre-Clearance Request Form.

E.	BLACKOUT PERIODS.

Supervised Persons may not trade in a covered security on any day that a Client account or fund advised or sub-advised by GQG has a pending buy or sell order in the same covered security. In addition, a Supervised Person may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a GQG advised or sub-advised fund or client account transaction in that security.

The blackout period will not apply to purchases or sales which are (i) part of an automatic dividend reinvestment plan, (ii)purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities and sales of such rights acquired from the issuer or (iii) purchases or sales associated with a Delegated Discretionary Account.

Securities issued by GQG Inc. are subject to certain blackout periods as specified in the Securities Dealing Policy. Please consult the compliance department for additional information.

F.	REPORTING REQUIREMENTS

1.	Initial Account and Annual Holdings Reports

a

Within ten (10) business days of being identified and notified as a Supervised Person, each Supervised Person must provide a list of covered accounts and securities owned by the Supervised Person, the Supervised Person’s immediate family members living in the same household, or any other person or entity in which the Supervised Person may have a beneficial interest or derive a direct or indirect benefit.

b

Each Supervised Person must submit annually thereafter a holdings report setting forth the above-specified information, which must be current as of a date no more than forty-five (45) days before the report is submitted. The Supervised Person will disclose the accounts via BasisCode or if BasisCode is unavailable then via the form set forth in Appendix I to this Code.

c	The holdings report must include the title and type of security, ticker symbol or CUSIP, the number of shares or par value and the principal amount.

2.	Immediate Trade Confirmations for Unbrokered Trades

If no broker is involved in a trade by a Supervised Person, the Supervised Person shall provide a transaction report within ten (10) calendar days of the trade. Such report must include the following information:

(i)

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price of the security at which the transaction was effected;

(iv)	The name of the institution with or through which the transaction was effected; and

e.	The date the Supervised Person submits the report.

3.	Quarterly Transaction Reports

Each Supervised Person must report to the CCO or designee no later than thirty (30) calendar days after the end of the calendar quarter, the following information:

a.	With respect to any transaction during the quarter in a Covered Security in which the Supervised Person had any direct or indirect Beneficial Ownership, report the following for each transaction:

i.	The transaction date, the title, ticker symbol or CUSIP, the interest rate and maturity date (if applicable), the number of shares or par value and the principal amount;

ii..	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii.	The price at which the transaction was effected;

iv..	The name of the broker, dealer or bank with or through which the transaction was effected; and

v.	The date that the report is submitted by the Supervised Person.

The foregoing reporting obligation includes securities acquired via a gift or inheritance.

Reporting required under Item (i) is satisfied by either (1) a direct broker feed for the account is delivered to GQG’s personal trading system, currently BasisCode, for the entire reporting period (or from when the account was established during the reporting period) OR (2) the Supervised Person uploads the account statement(s) covering the reporting period to BasisCode. On an exception basis, statements may be delivered to the CCO or designee.

b.	With respect to any account established by the Supervised Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Supervised Person:

i.	The name of the broker, dealer or bank where the account was established;

ii.	The date the account was established; and

iii.	The date that the report is submitted by the Supervised Person.

c.

If a Supervised Person instructs each entity where a covered account is established to provide duplicate account statements required under the above section to the CCO or designee within the time period required for a Quarterly Transaction Report (i.e., within thirty (30) calendar days after the end of the applicable calendar quarter) and provides the information required in part ii. above, then such Supervised Person need only represent on the Quarterly Transaction Report:

i.	that he/she has directed each entity where a covered account is established to send duplicate confirmations and account statements to the CCO;

ii.	the form of such confirmations, account statements or records provided to GQG contains all the information required in a Quarterly Transaction Report; and

iii.

with respect to any account established during the applicable quarter in which the Supervised Person has beneficial ownership in Covered Securities, the information provided in accordance with part ii. is true and accurate.

It is the obligation of each Supervised Person relying on part iii to ensure compliance with its requirements.

4.	Exception to Reporting Requirements:

A person need not make a report to the CCO under the Reporting Section above with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control and/or direct financial interest. . (For example, if a Supervised Person makes an affirmative demonstration that control has been delegated to an independent third party, or that Supervised Person’s ownership involves a blind trust.)

G.	REPORTING VIOLATIONS & PENALTIES FOR VIOLATIONS

1.	Reporting Violations

All Supervised Persons shall promptly report to their supervisor, the CCO or a Member of Senior Management all apparent violations of the Code without fear of retaliation. All reports will be treated confidentially and investigated promptly and appropriately. GQG will not permit any form of intimidation or retaliation against any Supervised Person who reports a violation of GQG’s policies. Senior Management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.

Supervisors and other Members of Senior Management shall immediately report any violations of the Code to the CCO. The CCO shall promptly report to Senior Management all material violations of the Code. When the CCO finds that a violation otherwise reportable to Senior Management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to Senior Management.

For the avoidance of doubt, nothing in this Code prohibits Supervised Persons from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Supervised Persons do not need prior authorization from their supervisor, Senior Management, the Board of Directors Management, the CCO, or anyone else affiliated with GQG to make any such reports or disclosures and are not required to notify GQG that they have made such reports or disclosures.

2.	Penalties for Violations

Supervised Persons who violate the Personal Trading Policies may be subject to sanctions.Determinations regarding appropriate disciplinary responses will be made and administered on a case-by-case basis by the CCO in consultation with Senior Management. Such determinations will take into consideration the severity of the violation and are expected to be in line with the following guidelines:

a.	Initial occurrence will include education and notification of supervisor.

b.	Second occurrence will include notification of supervisor and CEO and may impact the employee’s year end cash incentive award.

c.	Third occurrence will impact the employee’s year-end cash incentive award and may result in a termination of the employee.

If a violation results in a financial gain to an employee, he/or she may be required to donate the resulting gain to charity.

IV.	OUTSIDE ACTIVITIES OF SUPERVISED PERSONS

From time to time Supervised Persons may be asked to serve as Directors, Advisory Directors, Trustees or officers of various corporations, charitable organizations, foundations, and the like. Sometimes these are non-paid positions and sometimes they are compensated. Sometimes the corporations are public or are thinking of becoming public and sometimes they are closely held corporations never expected to be publicly traded. Some of the activities may involve participation in, or knowledge of, proposed financial investments by the group involved. This section will briefly address the issues raised by these activities.

There is no absolute prohibition on any Supervised Persons participating in outside activities. As a practical matter, however, there may be circumstances in which it would not be in GQG’s best interest to allow Supervised Persons to participate in outside activities. The first consideration must be whether the activity will take so much of the Supervised Person’s time that it will affect his or her performance. As important, however, is whether the activity will subject the Supervised Persons to conflicts of interest that will reflect poorly on both him or her and GQG.

Any Supervised Persons wishing to accept (or, if a new Supervised Person, to continue) a position with a corporation (public or private), charitable organization, foundation or similar group must seek prior approval by submitting Request for Approval of Outside Activity Request (attached as Code of Ethics Appendix IV) to the CCO or designee . The information will state the compensation or benefits to be received, direct or indirect.

These types of requests will be treated on a case-by-case basis with the interests of clients being paramount, and will require the approval of the CCO or designee.

No Supervised Person may use GQG property, services, employees, or other resources, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO. For this purpose, “property” means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

V.	GIFTS AND ENTERTAINMENT

The purpose of this policy to prevent Supervised Persons from receiving business through improper influence, or accepting gifts or entertainment that could influence decision making and result in an actual or perceived conflict of interest.

It is expected that all Supervised Persons must exercise good judgment in considering the value, frequency, and intent of gifts and entertainment. Supervised Persons may not accept any gift or entertainment that might influence their investment decisions or that might make the Supervised Person feel beholden to any person or firm. No Supervised Person may give or accept cash or cash equivalents (Visa and Amex Gift cards), stocks, bonds, notes, loans, or any other evidence of ownership or obligation. In addition, Supervised Persons must not accept entertainment, gifts or other gratuities from individuals seeking to conduct business with GQG, or on behalf of an advisory client, unless in compliance with the Gift & Entertainment Restrictions discussed below. If there is a question regarding gifts and entertainment, it should be reviewed by the CCO.

Normal business entertainment is not generally considered a gift under this policy. This entertainment would include occasional meals, tickets to theatrical performances, sporting events and other events at which representatives of both the giver and recipient are in attendance, and which meet the guidelines below. Gifts or entertainment will not be so frequent or extensive as to raise any questions in regards to GQG’s ethical conduct or performance of fiduciary obligations, whether or not it is within the limits of the following policies or applicable law. For an activity to qualify as entertainment a GQG Supervised Person as well as the person providing the Entertainment must be in attendance.

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Receiving Gifts & Entertainment – Securities Brokers, Commodities Brokers and Counterparties: No Supervised Person shall knowingly accept any gift or entertainment from any party that provides or that seeks to provide securities or commodities brokerage or counterparty services to GQG. .

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Receiving Gifts & Entertainment – General: No Supervised Person shall knowingly directly or indirectly accept in any one year any gifts in excess of US$100 from anyone having a direct business and/or professional relationship with any GQG client or its affiliated entities absent disclosure to and approval by the CCO. Note: Some entertainment, discounts or special deals may be considered gifts within the meaning of this policy. All questions regarding the policy should be directed to the CCO.

No Supervised Person should accept any entertainment other than normal business entertainment. Types of entertainment which may be considered outside of normal business entertainment would be tickets to exclusive events (e.g. Superbowl, World Series, World Cup or other events of this nature).

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Giving Gifts: No Supervised Person shall knowingly directly or indirectly give in any one year any gifts with a total value in excess of US$100 to any person, principal, proprietor, employee, agent or representative of another person where the payment is in relation to the business of the recipient’s employer absent disclosure to and approval by the CCO.

No Supervised Person shall knowingly provide business entertainment other than normal business entertainment as described above.

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Union officials, ERISA plan fiduciaries and government officials: No Supervised Person shall provide any gift or entertainment to any union officials, ERISA plan fiduciaries or any government officials or government employees without the prior written consent of the CCO. Any gifts and entertainment provided to union officials, ERISA plan fiduciaries, government officials or government employees, regardless of value, must be reported to the CCO (even if pre-approved) in order to facilitate compliance with various federal, state and municipal requirements and with Department of Labor Form LM-10 requirements, pursuant to the Labor-Management Reporting and Disclosure Act of 1959 (LMRDA).

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Foreign Corrupt Practices Act of 1977(“FCPA”): GQG has implemented a policy regarding the FCPA. Supervised Persons must comply at all times with the FCPA. The FCPA anti-bribery section prohibits payments, offers, or gifts of money or anything of value, with corrupt intent, to a foreign official in order to obtain or retain business or to secure an improper advantage anywhere in the world. The prohibition applies whether an item would benefit the official directly or another person, such as a family member, friend or business associate. Supervised Persons are required to comply with GQG’s FCPA Policy. Facilitation payments are prohibited.

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Valuation of Gifts: The valuation of a gift is either the market price or its face value, whichever is higher. In the event a gift valued at more than US$100 is received by a Supervised Person, the gift should be promptly returned unless the gift is perishable in nature, than the contents maybe shared with the office location for which it was delivered. The valuation of a gift may exclude tax and shipping costs.

Reporting Requirements

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Reporting of Gifts: Supervised persons must report all gifts given or received which are not considered nominal value in nature. Examples of nominal gifts not subject to disclosure are branded items, such as stress balls, mugs, etc.

•	Reporting of Entertainment: Supervised Persons must report all entertainment given or received which has a value of greater than $100.